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                                                                    EXHIBIT 12-A

                   FORD MOTOR CREDIT COMPANY AND SUBSIDIARIES

                        CALCULATION OF RATIO OF EARNINGS
                                TO FIXED CHARGES
                                 (IN MILLIONS)

                                     FIRST HALF                  FOR THE YEARS ENDED DECEMBER 31
                                 -------------------   ----------------------------------------------------
                                   1999       1998       1998       1997       1996       1995       1994
                                   ----       ----       ----       ----       ----       ----       ----
Fixed Charges
  Interest expense.............  $3,468.2   $3,301.5   $6,910.4   $6,268.2   $6,235.7   $5,987.8   $4,226.3
  Rents........................      12.6       12.7       26.4       26.2       22.2       19.5       16.9
                                 --------   --------   --------   --------   --------   --------   --------
          Total fixed
            charges............   3,480.8    3,314.2    6,936.8    6,294.4    6,257.9    6,007.3    4,243.2
Earnings
  Income before income taxes...   1,055.5      993.1    1,812.2    1,806.0    2,240.2    2,327.8    2,335.5
  Less equity in net income of
     affiliated companies......       0.3        0.9        2.3        1.0       55.3      255.4      232.5
                                 --------   --------   --------   --------   --------   --------   --------
  Earnings before fixed
     charges...................  $4,536.0   $4,306.4   $8,746.7   $8,099.4   $8,442.8   $8,079.7   $6,346.2
                                 ========   ========   ========   ========   ========   ========   ========
  Ratio of earnings to fixed
     charges...................       1.3        1.3        1.3        1.3        1.3        1.3        1.5
                                 ========   ========   ========   ========   ========   ========   ========

     For purposes of the Ford Credit ratio, earnings consist of the sum of pre-tax income from continuing operations before adjustment for minority interests in consolidated subsidiaries, plus fixed charges. Fixed charges consist of interest on borrowed funds, amortization of debt discount, premium, and issuance expense, and one-third of all rental expense (the proportion deemed representative of the interest factor).